                                                                   Exhibit 10.60




June 14, 2001

Mr. Brian J. Herrman
12 Colony Road
Canton, CT   06019

Dear Brian:

It is our pleasure to offer you the position of Sr. Vice President, Finance and Chief Financial Officer with a start date of no later than June 22, 2001 (or negotiated). In this role, you will report directly to me. The basic terms and conditions of your employment are summarized below and are subject to the Company emerging from Chapter 11 Bankruptcy and the Company's Plan of Reorganization becoming Effective:

Position                   Sr. Vice President, Finance and Chief Financial
                           Officer

Employment Term            The term of this agreement will commence upon the
                           Effective Date of the Company's Emergence from
                           Chapter 11 Bankruptcy Proceedings and extend through the second anniversary of such date. The Agreement will renew automatically on an annual basis unless the Board gives at least 60 days notice of its intent not to renew.

Base Salary                You will be paid bi-weekly, as an exempt employee at
                           the bi-weekly rate of $6,923.08 ($180,000 annually) earned and paid bi-weekly on Wednesdays.

Performance Bonus          Up to 50% of base salary for achievement of
                           individual and corporate goals for each twelve-month performance period as set by the Board of Directors.

                           For each fiscal year or "Bonus Period" established by the Board of Directors during the Employment Term, you will be eligible to participate in the Company's Management Bonus Plan in an amount up to 50% of salary. Such plan will be established annually by the Board based on the Company's earnings before interest, taxes, and depreciation (EBITD) and other performance goals established on a corporate and individual basis. For the avoidance of doubt, no bonus shall be paid in the event the Company's EBITD during the Bonus Period fails to meet or exceed the total amounts to be paid under the Bonus Plan for that period. In the event of shortfall, your bonus will be reduced proportionately with that of other participants in the management bonus plan.

                           Additionally you will be eligible for the following payments during the first twelve (12) months of employment:

                              1. Securing a Line of Credit: Bonus payment will be 1% of the Line of Credit.

                              2. Securing Venture Capital investment: Bonus payment will be 1% of the net new equity invested in the Company.

                           Bonus payouts for the Line of Credit will be deducted from any Performance Bonus earned in the Company's Management Bonus Plan. Performance Bonus pay for new equity will be over and above all other payments.

Stock Options              The Company will issue a Non-Qualified Stock Option
                           ("Retention Options") under the new Employee
                           Incentive Plan to purchase 100,000 shares of New
                           Common Stock. Such shares shall be granted on the Effective Date of the Plan of Reorganization or the first date the Board of Directors authorizes the granting of Employee Stock Options under the new
                           Employee Incentive Plan. Such shares shall have a price no greater than the price provided in the Plan of Reorganization. All shares will vest over three years.

Brian Herrman
Page 2




                                                                         Number of Options
                                                                      Available For Exercise
                                          Date                           On or After Date
                                          ----                           ----------------
                           As of the Effective Date                                0
                           One Year Following the Effective Date              33,334
                           Two Years Following the Effective Date             33,333
                           Three Years Following the Effective Date           33,333

                           Additionally, you will be eligible for up to 25,000 Performance Options to be granted by the Company based on attainment of certain objectives to be set by the Board of Directors appropriate to your role as Chief Financial Officer. This will be accomplished within the first 180 days of your employment.

                           In the event of a Change of Control, as defined in the Bio-Plexus, Inc. Non-Statutory Stock Option Agreement to be signed between you and the Company, you will become fully vested in all Retention Options. Performance Options will become fully vested and exercisable at the discretion of the Board of Directors unless otherwise provided in the Performance Option Agreement to be signed between you and the Company. For clarity, "Change of Control" is defined below.

Vacation                   Four weeks annually.

Employee Health and        1.       You will become eligible for our Medical,
Other Benefits                      Life, AD&D, and flexible spending account
                                    benefits on the first day of the month after your hire date.

                           2. After ninety days of employment you will be eligible for Dental coverage and eligible to participate in the 401k plan.

Severance                  Less than or Equal to One Year of Service: you will
                           be entitled to receive six (6) months of salary continuation upon termination of your employment by the Company other than for cause.

                           More than One Year of Service: you will be entitled to receive up to one (1) year of salary continuation by upon termination of your employment by the Company during the Employment Term other than for cause.

                           You will be entitled to receive severance upon your termination by the Company during the Employment Term for any reason other than for cause. Only the following shall constitute "cause" for such termination: "Cause" means (i) any felony conviction or admission of guilt, (ii) any breach or nonobservance by Employee of any material covenant set forth herein, (iii) any willful, intentional or deliberate disobedience or neglect by Employee of the lawful and reasonable orders or directions of the Company or its Board of Directors, or (iv) any willful or deliberate misconduct by employee that is materially injurious to the Company.

                           To receive the salary continuation severance of six months or one year, you will be required to sign a Severance Agreement and General Release and Non-Compete Agreement. The non-compete period would be coterminous with the salary continuation period.

Contingencies              This offer is contingent upon your passing a drug
                           test, providing documentation that you have the right to live and work in the United States, execution of other standard employee documents and agreements and successful completion of references to the satisfaction of Bio-Plexus.

Brian Herrman
Page 3

You should understand that all employees are employed at the will of the Company for an indefinite period. Employees may resign from the Company at any time, for any reason, and may be terminated by the Company at any time, for any reason, with or without notice.

Definition:

          "Change in Control" means any (i) consolidation or merger involving the Company, if the shareholders of the Company immediately before such merger or consolidation do not own, directly or indirectly, immediately following such merger or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the shares of Common Stock immediately before such merger or consolidation; (ii) sale, lease, license, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the business and/or assets of the Company or assets representing over 50% of the operating revenue of the Company; or any (iii) person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than Appaloosa Management, L.P. and its affiliates and/or related funds, who is not, as of June 14, 2001, a controlling person (as defined in Rule 405 under the Securities Act of 1933, as amended) (a "Controlling Person") of the Company becomes (x) the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of over 50% of the Company's outstanding Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally or (y) a Controlling Person of the Company.

Upon acceptance of this offer, please immediately return this signed letter in the enclosed pre-addressed envelope. A copy will be provided to you upon request. This offer of employment will be valid for one week from the date of this letter.

Brian, we look forward to you joining us at Bio-Plexus. We believe you will bring significant contributions to the company and also be a valuable member of the executive management team.


Sincerely,


John S. Metz
President and Chief Executive Officer


I have read and accepted the above offer:


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Brian J. Herrman                                          Date